QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

        STOCK PURCHASE AGREEMENT

by and among

LOCAL MATTERS, INC.,

and

KINGS ROAD INVESTMENTS LTD.

Second Closing, dated as of November 23, 2005

5.3	Secretary's Certificate	27
5.4	Purchased Stock	27
5.5	Investor Rights Agreement	27
5.6	Representations and Warranties	27
5.7	Completion of Acquisition	27
5.8	Opinion of Counsel	27
5.9	Good Standing Certificates	27
5.10	Consents and Approvals	27
5.11	Election to Board of Directors	27
5.12	Insurance	27
5.13	Noncompetes	27
ARTICLE VI	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE	28
6.1	Payment of Purchase Price	28
6.2	Investor Rights Agreement	28
6.3	Representations and Warranties	28
6.4	Consents and Approvals	28
ARTICLE VII	INDEMNIFICATION	28
7.1	Indemnification	28
7.2	Notification	29
7.3	Contribution	30
ARTICLE VIII	AFFIRMATIVE COVENANTS	30
8.1	Reservation of Common Stock	30
8.2	Insurance	30
8.3	Books and Records	30
ARTICLE IX	MISCELLANEOUS	31
9.1	Survival of Representations and Warranties	31
9.2	Notices	31
9.3	Successors and Assigns; Third Party Beneficiaries	32
9.4	Amendment and Waiver	32
9.5	Counterparts	33
9.6	GOVERNING LAW	33
9.7	Jurisdiction	33
9.8	Severability	33
9.9	Interpretation	33
9.10	Entire Agreement	33
9.11	Fees	33
9.12	Publicity; Confidentiality	33
9.13	Further Assurances	34
Exhibits
Exhibit A	Purchasers
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	[RESERVED]
Exhibit D	Investor Rights Agreement
Exhibit E	Opinion of Counsel

STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated as of November 14, 2005, by and among Local Matters, Inc., a Delaware corporation (the "Company"), and Kings Road Investments Ltd.(the "Purchaser").

        WHEREAS, on October 14, 2005, the Company issued and sold to Sandler Capital Partners V, L.P. and its affiliates (collectively, the "Prior Purchasers"), for an aggregate purchase price of $20,000,000, an aggregate of 5,000,000 shares of Series 3 Preferred Stock, par value $0.001 per share, of the Company (the "Series 3 Preferred"), pursuant to that certain Stock Purchase Agreement among the Prior Purchasers and the Company, dated October 14, 2005 (the "Prior Purchase Agreement");

        WHEREAS, on October 14, 2005, the Company purchased all of the outstanding capital stock of Online Web Marketing, Inc., a Utah corporation ("OLWM"), and all of the outstanding capital stock of MyAreaGuide.com, Inc., a Nevada corporation ("MAG") (collectively, the "Acquisition"), pursuant to that certain draft Stock Purchase Agreement, by and among the Company, Tyler Houston, Shane Brinkerhoff, Dustin Moore and Aaron Bromagem (the "Acquisition Agreement"); and

        WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchaser, for an aggregate purchase price of $5,000,000, an aggregate of 1,250,000 shares of Series 3 Preferred;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1   Definitions.    As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Affiliate" shall mean any Person who, directly or indirectly, controls, is controlled by or is under common control with any other Person.

        "Acquisition" has the meaning set forth in the recitals to this Agreement.

        "Acquisition Agreement" has the meaning set forth in the recitals to this Agreement.

        "Acquisition Audited Financial Statements" has the meaning set forth in Section 3.11.

        "Acquisition Financial Statements" has the meaning set forth in Section 3.11.

        "Acquisition Unaudited Financial Statements" has the meaning set forth in Section 3.11.

        "Agreement" means this agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

        "Amended and Restated Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, filed on or before the date hereof, containing the terms of the Series 3 Preferred in the form attached hereto as Exhibit B.

        "Assets" has the meaning set forth in Section 3.18.

        "Balance Sheet Date" has the meaning set forth in Section 3.11.

        "Basket Exclusion" has the meaning set forth in Section 7.1.

        "Benefit Plans" has the meaning set forth in section 3.17.

        "Board of Directors" means the Board of Directors of the Company.

        "Business" means the businesses carried on by the Company or its Affiliates or Subsidiaries or proposed in writing to be carried on by such entities.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

        "Bylaws" means the by laws of the Company in effect on the date hereof, as the same may be amended from time to time.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), as amended, and any legally enforceable rules, regulations and standards issued thereunder.

        "Claims" has the meaning set forth in Section 3.5.

        "Closing" has the meaning set forth in Section 2.4.

        "Closing Date" has the meaning set forth in Section 2.4.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

        "Commercially Available Software" means software that is generally and readily available to commercial licensees, (a) the loss of the use of which by any of the Company or any Subsidiary would not be materially adverse to the Company or any Subsidiary and (b) the license to which would be replaceable in the ordinary course on substantially similar terms as the current license to such software.

        "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "Common Stock" shall mean common stock, par value $0.001 per share, of the Company (the "Common Stock").

        "Common Stock Warrants" means warrants to purchase Common Stock.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Audited Financial Statements" has the meaning set forth in Section 3.11.

        "Company Employee Benefit Plans" has the meaning set forth in Section 3.17.

        "Company Financial Statements" has the meaning set forth in Section 3.11.

        "Company Indemnified Party" has the meaning set forth in Section 7.1.

        "Company Indemnifying Party" has the meaning set forth in Section 7.1.

        "Company Unaudited Financial Statements" has the meaning set forth in Section 3.11.

        "Condition of the Company" means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

        "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, in each case, whether written or oral, to which such Person is a party or by which it or any of its property is bound.

        "Copyrights" means any United States or foreign copyright registrations and applications for registration thereof, including all renewals and extensions thereof, and any non-registered copyrights.

        "Dollars" or "$" means United States dollars.

        "Environmental Laws" means all federal, state, foreign, international and local Requirements of Law in effect as of the Closing Date relating to pollution protection of the environment or health and safety (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata or mold) including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 400l(b) of ERISA.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

        "Financial Statements" has the meaning set forth in Section 3.11.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through shares or capital ownership or otherwise, by any of the foregoing.

        "Hazardous Substances" shall mean any substances defined, regulated or listed as hazardous, dangerous or toxic, or potentially hazardous, dangerous or toxic, or defined as waste, pollutants or contaminants, under Environmental Laws, including, without limitations, asbestos, petroleum products or any substance within the meaning of § 101(14) of CERCLA, or defined or listed as "hazardous substances," "hazardous materials," "toxic substances," "oil," "contaminant" or "pollutant" under any other applicable Environmental Laws.

        "Improvements" has the meaning set forth in Section 3.9.

        "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) all Contingent Obligations of such Person.

        "Indemnified Party" has the meaning set forth in Section 7.1.

        "Indemnifying Party" has the meaning set forth in Section 7.1.

        "Intellectual Property" has the meaning set forth in Section 3.20.

        "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

        "Investor Rights Agreement" means the Third Amended and Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit D.

        "IPO" means an initial public offering of equity securities in an underwritten public offering pursuant to an effective registration statement on Form S-1 or any similar or successor form.

        "IPO Price" means the price to the public per share of Common Stock in the IPO.

        "Knowledge of the Company" means the knowledge of the officers of the Company and ISx. For purposes of this definition, a person shall be deemed to have "knowledge" of a particular fact or circumstance if such person has actual knowledge thereof or if a reasonable individual in such person's position at the Company or ISx, as applicable, should have discovered or otherwise been aware of such fact or circumstance in the ordinary course of his or her employment.

        "Leased Real Property" has the meaning set forth in Section 3.9.

        "Liabilities" has the meaning set forth in Section 3.19.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred shares and equity related preferences).

        "Losses" has the meaning set forth in Section 7.1.

        "MAG" has the meaning set forth in the recitals to this Agreement.

        "Material Adverse Effect" means a material adverse change in or effect upon (a) the Condition of the Company or (b) the ability of the Company to perform its obligations hereunder and under the other Transaction Documents.

        "Off-the-Shelf Software" means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $5000 per seat and $25,000 in the aggregate, and used solely on the personal computers of the Company or a Subsidiary.

        "OLWM" has the meaning set forth in the recitals to this Agreement.

        "Option Plans" shall mean the Aptas 1999 Equity Incentive Plan, the Information Services Extended, Inc. 2001 Stock Plan and the Local Matters, Inc. 2004 Equity Incentive Plan.

        "Orders" has the meaning set forth in Section 3.2.

        "Patents" means any United States or foreign patents, patent applications or industrial rights, statutory invention registrations or disclosures, including any divisions, continuations, continuations-in-part, substitutions, reexaminations or reissues of the foregoing, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted and all rights therein.

        "Pension Plan" has the meaning set forth in Section 3.17.

        "Permits" has the meaning set forth in Section 3.6.

        "Permitted Liens" means those encumbrances, liens and security interests listed on Schedule 3.18.

        "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by amalgamation or otherwise) of such entity.

        "Preferred Stock" means the Series 1 Preferred, the Series 2 Preferred and the Series 3 Preferred.

        "Prior Acquisition Agreements" means (i) the Stock Purchase Agreement entered into by the Company, Spencer Trask Intellectual Capital Company, LLC and International Business Machines Corporation, dated April 14, 2005, and (ii) the Asset Purchase Agreement, entered into by the Company, YP Web Partners, LLC and certain other parties, dated March 31, 2005.

        "Pro Forma Financial Statements" has the meaning set forth in Section 3.11.

        "Purchased Stock" has the meaning set forth in Section 2.1.

        "Purchaser Indemnified Party" has the meaning set forth in Section 7.1.

        "Purchaser Indemnifying Parties" has the meaning set forth in Section 7.1.

        "Purchaser" has the meaning set forth in the preamble to this Agreement.

        "Real Property Leases" has the meaning set forth in Section 3.9.

        "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

        "Retiree Welfare Plan" means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost of which is fully paid by the current or former employee or his or her dependents).

        "Schedule" refers to a section of the Disclosure Schedule delivered herewith.

        "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

        "Self-Help Mechanism" means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

        "Series 1 Preferred" means the 9,029,447 shares of Series 1 Convertible Participating Preferred Stock, par value $0.001 per share, of the Company, that are convertible, after giving effect to the Transaction, into 9,029,447 shares of Common Stock.

        "Series 2 Preferred" means the 17,840,000 shares (including 2,840,000 shares of Series 2 Preferred issuable upon the exercise of outstanding Series 2 Warrants) of Series 2 Convertible Participating Preferred Stock, par value $0.001 per share, of the Company, that are convertible, after giving effect to the Transaction, into 4,580,153 shares of Common Stock.

        "Series 3 Preferred" has the meaning set forth in the recitals to this Agreement.

        "Series 1 Warrants" means warrants to purchase shares of Series 1 Preferred.

        "Series 2 Warrants" means warrants to purchase shares of Series 2 Preferred.

        "Series 3 Warrants" means warrants to purchase shares of Series 3 Preferred.

        "Software" means any computer software programs, source code, object code, data, databases, specifications and documentation, including, without limitation, any computer software programs that incorporate and run the Company pricing models, formulae and algorithms.

        "Stock Equivalents" means, as to any Person, any security or obligation which is by its terms convertible into or exchangeable or exercisable for common stock or other capital stock of such Person, including, without limitation any option, warrant or other subscription or purchase right with respect to the common stock or such other capital stock of such Person and any convertible debt instruments that are convertible into shares of common stock or other capital stock of such Person. In addition, "Stock Equivalents" shall include any agreement, undertaking or other arrangement, including so-called "phantom shock" arrangements, that by its terms is intended to replicate the economic returns of any class of capital stock of such Person.

        "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 10% or more of the voting power of the outstanding voting equity securities or 10% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

        "Tax" or "Taxes" shall mean (i) any and all taxes, charges, fees, levies, excises, premiums, assessments, imposts, duties and fees or other like assessments or charges of any kind whatsoever imposed by any Governmental Authority, or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, property, license, severance, stamp, premium, windfall profits, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum and estimated taxes), (ii) any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority in connection with (A) any item described in clause (i) or this clause (ii) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

        "Tax Return" shall mean any returns, reports, declarations, elections, notices, designations, filings, statements, forms, and information returns and reports filed or required to be filed with any taxing authority in respect of Taxes, including any schedules thereto.

        "Threshold Amount" has the meaning set forth in Section 7.1.

        "Trade Secrets" means any trade secrets, confidential business information, concepts, ideas, research or development records or information, customer lists and personally identifiable information, processes, procedures, manufacturing formulae, technical information, know-how, data, technology, blue prints, designs, plans, specifications, operating and maintenance manuals, engineering drawings, discoveries, inventions (whether patentable, whether reduced to practice and whether subject to copyright, mask work or trade secret protection), invention disclosures and improvements thereto.

        "Trademarks" means any United States or foreign trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers (including in each case the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof.

        "Transaction" has the meaning set forth in Section 2.1.

        "Transaction Documents" means, collectively, this Agreement, the Investor Rights Agreement, the Amended and Restated Certificate of Incorporation, the Acquisition Agreement and all other documents executed in connection with this Agreement and the transactions contemplated hereby.

        "Unauthorized Code" means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, or to disable, erase, or otherwise harm, any computer, systems or Software.

        "Use" means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, offer to sell, export, import, license, sublicense and otherwise exploit.

        "WARN Act" has the meaning set forth in Section 3.17.

ARTICLE II

PURCHASE AND SALE OF SERIES 3 PREFERRED

        2.1   Purchase and Sale of Series 3 Preferred.    Subject to the terms and conditions herein set forth, at the Closing (as defined below), the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date (as defined below) the aggregate number of shares of Series 3 Preferred set forth opposite such Purchaser's name on Schedule 2.1, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 (the "Transaction") (all of the shares of Series 3 Preferred being purchased pursuant hereto at the Closing being referred to herein as the "Purchased Stock").

        2.2   Amended and Restated Certificate of Incorporation.    The Purchased Stock shall have the preferences and rights set forth in the Amended and Restated Certificate of Incorporation.

        2.3   Use of Proceeds.    The Company shall use the proceeds from the sale of the Purchased Stock to the Purchaser (a) to complete the Acquisition and (b) for general corporate purposes.

        2.4   Closing.    Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the subscription for and issuance of the Purchased Stock (the "Closing") shall take place at the offices of Cooley Godward LLP, Broomfield, Colorado, at 10:00 a.m., local time, on the date hereof, or at such other time and place as the parties may agree in writing (the "Closing Date"). At the Closing, the Company will deliver to the Purchaser a certificate or certificates in definitive form and registered in the name of each such Purchaser representing its Purchased Stock against delivery by the Purchaser to the Company or its agent of the aggregate purchase price therefor, by certified check or wire transfer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Purchaser, except as set forth on the Disclosure Schedule delivered herewith, as follows:

        3.1   Corporate Existence and Power.    The Company and each of its Subsidiaries (a) is an entity duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; (c) is duly qualified, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) with respect to the Company only, has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

        3.2   Authorization; No Contravention.    The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary action of each such entity; (b) do not contravene the terms of the Amended and Restated Certificate of Incorporation or the Bylaws or the comparable governing documents of any such entity; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both result in any breach, default or contravention of), or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries; (d) do not give rise to any right of another party to any Contractual Obligation to accelerate, terminate or otherwise modify such Contractual Obligation with respect to the Company or any of its Subsidiaries; and (e) do not violate any material judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon the Company or any of its Subsidiaries.

        3.3   Governmental Authorization; Third Party Consents.    No approval, consent, compliance, exemption, authorization, confirmation, transfer or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Stock) by, or enforcement against the Company or any Subsidiary of the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

        3.4   Binding Effect.    This Agreement and, as applicable, each of the other Transaction Documents has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

        3.5   Litigation.    Except as set forth on Schedule 3.5, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or involving the Business, the Company or any of its Subsidiaries nor to the Knowledge of the Company is there any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor known by the Company involving the prior employment of any of the employees of the Business, the

Company or any of its Subsidiaries, their use in connection with the business of such entity of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against the Company, any of its Subsidiaries or any of the Assets purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

        3.6   Compliance with Laws; Permits.

          (a)   The Company and each of its Subsidiaries is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against or affecting the Business, such entity or its assets. To the Knowledge of the Company, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect the Company or any of its Subsidiaries in, conducting the Business in any jurisdiction in which it conducts the Business.

          (b)   Schedule 3.6 sets forth all material licenses, permits, registrations and approvals of any Governmental Authority (collectively, "Permits") that are necessary or required for the conduct of the Business. Except as set forth on Schedule 3.6, the Company or, as applicable, its Subsidiaries hold such Permits and have made all filings necessary for the conduct of their Business and such Permits are in full force and effect, and no material violations or notices of any violations or deficiencies are or have been received or recorded in respect of any Permit.

        3.7   Capitalization.

          (a)   Company.

              (i)  The authorized capital stock of the Company consists of (A) 100,000,000 shares of Common Stock and (B) 35,500,000 shares of Preferred of which (w) 10,000,000 shares are designated Series 1 Preferred, (x) 18,000,000 shares are designated Series 2 Preferred, (y) 7,500,000 shares are designated Series 3 Preferred and (z) no shares are undesignated "blank check" preferred stock. As of the date hereof and after giving effect to all of the transactions contemplated by any of the Transaction Documents including, without limitation, the Acquisitions, (1) 112,674 shares of Common Stock shall be issued and outstanding, (2) 9,035,548 shares of Series 1 Preferred (which shares as of the date hereof and after giving effect to the Transaction are convertible into an aggregate of 9,035,548 shares of Common Stock) shall be issued and outstanding, (3) 15,000,000 shares of Series 2 Preferred (which shares as of the date hereof and after giving effect to the Transaction are convertible into an aggregate of 4,580,153 shares of Common Stock) shall be issued and outstanding, (3) 6,125,000 shares of Series 3 Preferred (which shares as of the date hereof and after giving effect to the Transaction are convertible into an aggregate of 6,125,000 shares of Common Stock) shall be issued and outstanding, (4) options to purchase an aggregate of 2,847,114 shares of Common Stock shall be issued and outstanding under the Option Plans, (5) Common Stock Warrants to purchase an aggregate of 139,910 shares of Common Stock shall be issued and outstanding, (6) Series 1 Warrants to purchase an aggregate of 776,395 shares of Series 1 Preferred (which shares as of the date hereof and after giving effect to the Transaction would be convertible into an aggregate of 776,395 shares of Common Stock) shall be issued and outstanding, (7) Series 2 Warrants to purchase an aggregate of 2,840,000 shares of Series 2 Preferred (which shares as of the date hereof and after giving effect to the Transaction would be convertible into an aggregate of 867,176 shares of Common Stock) shall be issued and outstanding, (8) Series 3 Warrants to purchase an aggregate of 125,000 shares of Common Stock (which shares as of the date hereof and after giving effect to the Transaction would be convertible into an aggregate of 125,000 shares of Common Stock) shall be issued and outstanding, (9) $31,764,285 in original principal amount of promissory notes convertible into an aggregate of 5,952,880 shares of Common Stock (assuming an IPO implying a pre-money valuation of $150,000,000 for the Company's outstanding equity that occurs immediately following the Closing, and assuming the grant of all options that may be granted under any stock option plan in place at the Closing and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents outstanding as of the Closing into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock). Schedule 3.7(a)(i) sets forth (x) every warrant, option and other Stock Equivalent of the Company, along with the strike prices, exercise prices or other conversion or exchange price or ratio applicable thereto, and except as set forth in such Schedule, no anti-dilution protection provisions apply to such warrants, options or other Stock Equivalents of the Company and (y) the pro forma capitalization of the Company assuming IPOs implying a pre-money valuation of $150,000,000 for the Company's outstanding equity that occurs immediately following the Closing, and assuming the grant of all options that may be granted under any stock option plan in place as of the Closing and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents outstanding as of the Closing into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock. The Company has reserved (x) the number of shares of Common Stock, Series 1 Preferred, Series 2 Preferred and Series 3 Preferred required for the issuance upon exercise, conversion or exchange, as the case may be, of all outstanding shares of Series 1 Preferred, shares of Series 2 Preferred, shares of Series 3 Preferred, Common Stock Warrants, Series 1 Warrants, Series 2 Warrants, Series 3 Warrants and other Stock Equivalents of the Company (assuming an IPO implying a pre-money valuation of $150,000,000 for the Company's outstanding equity that occurs immediately following the Closing, and assuming the grant of all options that may be granted under any stock option plan in place as of the Closing and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents outstanding as of the Closing into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock) and (y) the number of shares of Common Stock required for issuance upon the conversion of the shares of Series 1 Preferred, Series 2 Preferred (assuming an IPO implying a pre-money valuation of $150,000,000 for the Company's outstanding equity that occurs immediately following the Closing, and assuming the grant of all options that may be granted under any stock option plan in place as of the Closing and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents outstanding as of the Closing into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock) and Series 3 Preferred (assuming an IPO implying a pre-money valuation of $150,000,000 for the Company's outstanding equity that occurs immediately following the Closing, and assuming the grant of all options that may be granted under any stock option plan in place as of the Closing and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents outstanding as of the Closing into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock) that are to be issued upon conversion of Series 1 Warrants, Series 2 Warrants and Series 3 Warrants, respectively.

             (ii)  Schedule 3.7(a)(i) sets forth, as of the Closing Date and after giving effect to all of the transactions contemplated by any of the Transaction Documents, a true, correct and complete list of (1) the stockholders of the Company (including any trust or escrow agent arrangement created in connection with any employee stock option plan), their principal place of residence, and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents of the Company owned by such stockholder and (2) the holders of Stock Equivalents of the Company (who are not otherwise listed pursuant to clause (1) above), their principal place of residence as set forth in the books are records of the Company, and, opposite the name of each holder, the amount of all Stock Equivalents of the Company held by such holder.

            (iii)  As of the Closing Date and after giving effect to all of the transactions contemplated by any of the Transaction Documents, except as set forth on Schedule 3.7(a)(ii), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (1) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (2) any Stock Equivalents of the Company, or (3) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company or any of its Subsidiaries to issue any shares of the Company's capital stock, any Stock Equivalents of the Company or any other securities of or any proprietary interest in the Company.

            (iv)  The Purchased Stock will, as of the Closing Date, have been duly authorized, and when issued and sold to the Purchaser after payment therefor, will be validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights, will be issued in compliance with all applicable federal, state and foreign securities laws and will be free and clear of all other Liens (other than those Liens imposed by the Investor Rights Agreement and Liens caused or created by the actions of the Purchaser or otherwise unrelated to the actions of the Company). The shares of Common Stock currently issuable upon conversion of the Purchased Stock have been duly reserved for issuance upon conversion of the Purchased Stock and, when issued in compliance with the provisions of the Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights and will be free and clear of all other Liens (other than those Liens imposed by the Investor Rights Agreement). All of the issued and outstanding shares of Common Stock, Series 1 Preferred and Series 2 Preferred are, and will at Closing be, duly authorized, validly issued, fully paid and non-assessable, and were issued in material compliance with all applicable federal, state and foreign securities laws.

          (b)   Subsidiaries.

              (i)  Schedule 3.7(b) sets forth, as of the Closing Date and after giving effect to all of the transactions contemplated by any of the Transaction Documents, a true, correct and complete list of (1) each of the Subsidiaries, (2) the aggregate number of authorized shares of capital stock of such Subsidiary, (3) the stockholders of such Subsidiary (including any trust or escrow agent arrangement created in connection with any employee stock option plan of such Subsidiary) and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents owned by such stockholder and (4) the holders of Stock Equivalents of such Subsidiary (who are not otherwise listed pursuant to clause (3) above), their principal place of residence, and, opposite the name of each such holder, the amount of all Stock Equivalents of such Subsidiary owned by such holder. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, state and foreign securities laws.

             (ii)  As of the Closing Date and after giving effect to all of the transactions contemplated by any of the Transaction Documents, except as set forth on Schedule 3.7(b), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (1) any authorized but unissued, unauthorized or treasury shares of capital stock of any of the Subsidiaries, (2) any Stock Equivalents of such Subsidiaries, (3) any other securities of such Subsidiaries and (4) there are no commitments, contracts, agreements, arrangements or understandings by the Company or any of its Subsidiaries to issue any shares of the Subsidiaries' capital stock, any Stock Equivalents of the Subsidiaries or other securities of the Subsidiaries

            (iii)  Except as set forth on Schedule 3.7(b), neither the Company nor any of its Subsidiaries, owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary.

          (c)   On the Closing Date after giving effect to all of the transactions contemplated by the Transaction Documents and any anti-dilution adjustment triggered thereby), the Purchased Stock to be purchased by the Purchaser hereunder will represent, in the aggregate, on the date of the Closing, not less than 4.2% and 3.9% of the outstanding shares of Common Stock, respectively, assuming the grant of all options that may be granted under any stock option plan and the exercise thereof and the conversion, exercise or exchange of all Stock Equivalents into shares of Common Stock, including, without limitation, all of the shares of Purchased Stock, and assuming a conversion of all shares of the Company's Preferred Stock into Common Stock based on IPOs with IPO Prices of $5.00 and $10.00 that occurs, in each case, immediately following the Closing.

        3.8   No Default or Breach; Contractual Obligations.    Neither the Company nor any of its Subsidiaries has received notice of a default under and no such entity is in default under, or with respect to, any Contractual Obligation which relates to the Business and/or to which the Company or any of its Subsidiaries is a party and no condition exists that with notice or lapse of time or both could constitute a default or cause the acceleration of any of the obligations of any such entity thereunder, except where such default would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 3.8 lists all of the Contractual Obligations to which the Company or any of its Subsidiaries is a party or which otherwise relate to the Business (i) which involve an amount in excess of $75,000 in remaining obligations as of the date hereof; (ii) under which the Company or any of its Subsidiaries agrees to indemnify any party or to share Tax liability of any party; (iii) which restrict or prevent the Company or any of its Subsidiaries from competing in any line of business or with any Person in any geographical area or which restrict or prevent any other Person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) relating to the acquisition by the Company or any of its Subsidiaries of any operating business or any shares of capital stock of any other Person; (v) relating to Indebtedness in excess of $50,000; (vi) containing obligations or liabilities of any kind to holders of the shares of the Company or any of its Subsidiaries as such (including an obligation to register any of such securities under any foreign, federal or state securities laws); (vii) providing for the payment by the Company or any of its Subsidiaries of royalties, profits or similar payments to any other Person that could reasonably be expected to exceed $50,000; (viii) which restrict or prevent the Company or any of its Subsidiaries from declaring or paying dividends or declaring or making other distributions to any holder of shares of capital stock of such entity; or (ix) which are otherwise material to the Business or the Condition of the Company. The Company has heretofore delivered to, or caused to be delivered to, the Prior Purchasers true, correct and complete copies of all documents memorializing any and all of the Contractual Obligations (including all modifications, amendments and supplements) described in the immediately preceding sentence. All of such Contractual Obligations are valid, in full force and effect and binding upon the Company or one of its Subsidiaries, as the case may be, and the other parties thereto. To the Knowledge of the Company, no other party to any such Contractual Obligation is in material default or breach thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default or breach by such other party thereunder or give any party thereto a right to accelerate, terminate or modify such Contractual Obligation. The Company or its Subsidiaries, as applicable, will continue to be entitled to all benefits under such Contractual Obligations following the Closing.

        3.9   Real Property.

          (a)   Ownership of Real Estate.    Neither the Company nor any Subsidiary thereof is the owner of or has any ownership interest in any real property nor has the Company or any Subsidiary thereof entered into any agreement to acquire any such interest.

          (b)   Leased Properties.    Schedule 3.9 sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property used in or related to the Business (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule 3.9 sets forth (i) the date of and parties to each Real Property Lease, (ii) the date of and parties to each amendment, modification and supplement thereto, (iii) the term and renewal terms (whether or not exercised) thereof, (iv) the annual rent payable thereunder and (v) a brief description of the Leased Real Property covered thereby. The Company has heretofore delivered to, or caused to be delivered to, the Prior Purchasers true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenant thereunder are current, no notice of default or termination under any Real Property Lease is outstanding, and no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord, exists under any Real Property Lease.

          (c)   Entire Premises.    The Leased Real Property constitutes all of the real property (including buildings, structures and improvements) used in the Business.

        3.10 Charter Documents and Corporate Records.    The Company has heretofore delivered to the Prior Purchasers true, correct and complete copies of the certificates of incorporation (certified by the Secretaries of State or other appropriate official of their respective jurisdictions of incorporation) and by-laws, or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. The minute books, or comparable records, of the Company and each of the Subsidiaries heretofore have been delivered to the Prior Purchasers for their inspection and contain true, correct and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) and stockholders of the Company and each of the Subsidiaries since the time of the Company's organization or any such Subsidiary's organization, as the case may be, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. True and complete copies of the stock books, or comparable records, of the Company and each of the Subsidiaries heretofore have been delivered to the Prior Purchasers for their inspection. The Company has heretofore delivered to the Purchaser true, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 13, 2005.

        3.11 Financial Statements.    The Purchaser has received (a) the audited financial statements of the Company (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal years ended December 31, 2002 and December 31, 2003 which contain an auditors' report of Ernst & Young LLP (the "Company Audited Financial Statements"), the draft audited financial statements of the Company (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal year ended December 31, 2004 (December 31, 2004, the "Balance Sheet Date"), and unaudited consolidated financial statements of the Company (balance sheet and statement of operations) for the six months ended June 30, 2005 and for each of the months ended July 31, 2005 and August 31, 2005 (the "Company Unaudited Financial Statements" and, together with the Company Audited Financial Statements, the "Company

Financial Statements"); (b) the audited consolidated financial statements of ISx (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal years ended December 31, 2003 and December 31, 2004, which contain the unqualified auditors' report of Ernst & Young LLP (the "ISx Financial Statements"); (c) the audited financial statements (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) of YPS for the year ended December 31, 2003 and for the nine months ended September 30, 2004 which contain the unqualified auditors' report of Legiere & Materne APAC (collectively, the "YPS Audited Financial Statements") and the unaudited financial statements of YPS (balance sheet and statements of operations) for the year ended December 31, 2004 (the "YPS Unaudited Financial Statements" and together with the YPS Audited Financial Statements, the "YPS Financial Statements"); (d) the audited financial statements of MAG (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal years ended December 31, 2003 and December 31, 2004 which contain the unqualified auditors' report of Grant Thornton LLP (the "MAG Audited Financial Statements") and the unaudited financial statements (balance sheet and statement of operations) of MAG for the six months ended June 30, 2005 and for each of the months ended July 31, 2005 and August 31, 2005 (the "MAG Unaudited Financial Statements" and, together with the MAG Audited Financial Statements, the "MAG Financial Statements"); and (e) the unaudited pro forma consolidated financial statements of the Company after giving effect to all of the transactions contemplated by the Transaction Documents including, without limitation, the YPS and ISx transactions (balance sheet and statements of operations, and cash flow) as of December 31, 2004 and for the fiscal year then ended, as of June 30, 2005 and for the six month period then ended, and as of each of July 31, 2005 and August 31, 2005 and for the months then ended (the "Pro Forma Financial Statements" and, together with the Company Financial Statements, the ISx Financial Statements, the YPS Financial Statements and the MAG Financial Statements, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Company Unaudited Financial Statements, the MAG Unaudited Financial Statements and the Pro Forma Financial Statements do not contain footnotes or normal year-end adjustments. The Financial Statements fairly present the financial condition, operating results and cash flows of the Company as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Company Unaudited Financial Statements, the Acquisition Unaudited Financial Statements and the Pro Forma Financial Statements do not contain footnotes or normal year-end adjustments. The projections of the Company received by the Purchaser in writing are based on reasonable assumptions and have been prepared in good faith.

        3.12 Taxes.

          (a)   The Company and its Subsidiaries have (i) timely and duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete, and (ii) timely paid all Taxes due. The reserve for Taxes as set forth on the Company Unaudited Financial Statements is accurate and complete for all taxable periods (and portions thereof) ending on or prior to the date hereof and such reserves have been prepared in accordance with GAAP.

          (b)   The Company has delivered or made available to the Purchaser true and complete copies of (i) all Tax Returns of the Company and its Subsidiaries for taxable periods beginning after December 31, 2002 and (ii) any audit reports issued after December 31, 2000 relating to any Taxes or Tax Returns due from or with respect to the Company and its Subsidiaries.

          (c)   All deficiencies for Taxes asserted against the Company or any of its Subsidiaries have been paid. Since January 1, 2001, neither the Company nor any of its Subsidiaries has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Authority regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the knowledge of the Company, threatened. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries.

          (d)   No issue has been raised in writing by any Governmental Authority in any examination which, by application of the same principles applied in the taxable period or periods under examination, might reasonably be expected to result in a proposed deficiency for any subsequent taxable period or by any other Governmental Authority.

          (e)   No claim has been made in writing by any Governmental Authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (f)    Neither the Company nor any of its Subsidiaries will be required to include, in any material amount, any item of income in, or exclude, in any material amount, any item of deduction from, taxable income for any taxable period (or portion thereof) ended after the Closing Date as a result of any (i) the installment sale or open transaction disposition made on or prior to the Closing Date, (ii) item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (iii) prepaid amount received on or prior to the Closing Date.

          (g)   Neither the Company nor any of its Subsidiaries (i) has any liability for Taxes of any Person, other than the Company or any of its Subsidiaries, under Treasury Regulation §1.1502-6 (or under any similar provision of state, local or foreign Law), as a transferee or otherwise, (ii) has entered into or is subject, directly or indirectly, to any Tax allocation, indemnity, sharing or similar agreement or arrangement (whether or not written) other than solely between or among the Company and any of its Subsidiaries or (iii) is a successor of any other Person.

          (h)   None of the Company, any of its Subsidiaries or any Person on their behalf has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law or has any knowledge that any Governmental Authority has proposed in writing any such adjustment, or has any application pending with any Governmental Authority requesting permission for any change in accounting method that relates to the Company or any of its Subsidiaries, (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreement, arrangement, waiver or objection extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) requested or received a ruling from any Governmental Authority in respect of Taxes or requested or entered into an agreement in respect of Taxes with any Governmental Authority.

          (i)    Neither the Company nor any of its Subsidiaries was either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two (2) year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (j)    The Company is not currently, and has never been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (k)   There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.

          (l)    Neither the Company nor any of its Subsidiaries has (i) at any time, engaged in or entered into a "listed transaction" within the meaning of Treas. Reg. §§1.601l-4(b)(2), 301.611l-2(b)(2) or 301.6112-l(b)(2), (ii) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax form under Law, or (iii) participated in or cooperated with any international boycott or has been requested to do so in connection with any transaction or proposed transaction.

          (m)  The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts so withheld under applicable Laws, and have duly and timely filed all required Tax Returns with respect to such withheld Taxes.

        3.13 No Material Adverse Effect; Ordinary Course of Business.    Since the Balance Sheet Date, (a) there has not been a Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries has participated in any transaction material to the Condition of the Company or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders, (c) neither the Company nor any of its Subsidiaries has increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) neither the Company nor any of its Subsidiaries has created or assumed any Lien (other than Permitted Liens) on a material asset, (e) neither the Company nor any of its Subsidiaries has entered into any Contractual Obligation, other than in the ordinary course of business or as contemplated by any of the Transaction Documents, (f) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries.

        3.14 Investment Company.    Each of the Company and each of its Subsidiaries is not and is not controlled by or Affiliated with (a) an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), or (b) an entity that would be an "investment company" within the meaning of the 1940 Act, but for any of the exemptions set forth in the 1940 Act.

        3.15 Private Offering.    No form of general solicitation or general advertising was used by the Company or any of its Subsidiaries or representatives of any of the foregoing in connection with the offer or sale of the Purchased Stock. Assuming the accuracy of the representations and warranties made by the Purchaser herein, no registration of the Purchased Stock or filing of a prospectus in connection therewith, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Stock. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Stock or any other securities of the Company so as to require the registration of the Purchased Stock or filing of a prospectus in connection therewith, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Stock or other securities are so registered or a prospectus has been filed in connection therewith.

        3.16 Employee Matters.

          (a)   (i) Neither the Company nor any of its Subsidiaries is a party to any written employment agreement or any verbal employment agreement that is not terminable upon providing reasonable notice pursuant to Requirements of Law respecting employment, or any collective agreement or subject to any bargaining rights held by a trade union; (ii) to the Knowledge of the Company there are no ongoing union certification drives or pending proceedings for certifying a union or the conclusion of a collective agreement; (iii) neither the Company nor any of its Subsidiaries is in breach or in violation of or in default in the performance of any material term or provision of the Contractual Obligations listed in Schedule 3.16(a); (iv) there has been no complaint, grievance, claim, proceeding, work order or investigation filed, made or commenced against the Company or any of its Subsidiaries in respect of its employees, (v) the Company and each of its Subsidiaries has observed in all material respects the provisions of all applicable Requirements of Law respecting employment, including, but not limited to, employment standards Requirements of Law as well as Requirements of Law pertaining to human rights, occupational health and safety, worker's compensation and pay equity and there is no complaint, civil action, grievance or other proceeding in process alleging a violation of any such Requirement of Law; (vi) there are no outstanding decisions or settlements or pending settlements under any applicable employee or employment legislation which place any obligation upon the Company or any of its Subsidiaries to do or refrain from doing any act or which place a financial obligation upon the Company or any of its Subsidiaries; (vii) the Company and each of its Subsidiaries have paid or accrued all current assessments under all employment-related Requirements of Law, including employment standards, health and safety and workers compensation Requirements of Law; (viii) neither the Company nor any of its Subsidiaries has received any written remedial order or notice of offense under occupational-health-and-safety or employment-standards Requirements of Law in other jurisdictions, except in respect of matters which have been settled or remedied since the issuance of such order or notice, and the Company and each of its Subsidiaries has performed all its financial or monetary obligations under such Requirements of Law toward their employees and toward the commission or equivalent body having jurisdiction in respect thereof, and to the Knowledge of the Company, there are no facts which may give rise to a claim for which the Company or any of its Subsidiaries might be held liable under the provisions of the said Requirements of Law; and (ix) there are not currently pending any investigations with respect to any of the foregoing.

          (b)   There is no labor strike, picketing, slow down or work stoppage or lock out, existing, actually pending, or to Knowledge of the Company, threatened against or directly or indirectly affecting the Company or any of its Subsidiaries or any of their operations, and neither the Company nor any of its Subsidiaries has since the Balance Sheet Date, experienced any strike, slowdown or work stoppage, lock out or other collective labor action by or with respect to its employees; there are no charges nor complaints, actual, or to the Knowledge of the Company, threatened with respect to or relating to the Company or any of its Subsidiaries before any tribunal, commission, agency or body in relation to unlawful employment practices; and neither the Company nor any of its Subsidiaries has received written notice from any such tribunal, commission, agency or body responsible for the enforcement of labor or employment Requirements of Laws or of an intention to conduct an investigation of the Company or any of its Subsidiaries or the Business in relation to their employment practices, wages, hours and terms and conditions of employment, with respect to their employees and no such investigation is, to the Knowledge of the Company, threatened or in progress.

          (c)   To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has discussed or taken any steps to terminate the employment of any officer, key employee or group of key employees. To the Knowledge of the Company, each of the officers and key employees of the Company and its Subsidiaries spends all, or substantially all, of his or her business time on the business of such entity. The key employees of the Company and the Subsidiaries are all of the key employees who are employed by the Company and its Affiliates in connection with the Business.

          (d)   Schedule 3.16(d) sets forth (i) the name, title and total compensation paid to each officer and director of the Company and each of its Subsidiaries; (ii) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since the Balance Sheet Date, other than such increases and bonuses made in the ordinary course of business; (iii) any payments or commitments to pay any severance or termination pay to any such persons; and (iv) any accrual for, or any commitment or agreement by the Company or any of its Subsidiaries to pay, such increases, bonuses or pay.

        3.17 Employee Benefit Plans.

          (a)   Schedule 3.17(a) hereto sets forth a complete list of each written and binding oral profit-sharing, pension, severance, thrift, savings, incentive, change of control, employment, retirement, bonus, deferred compensation, group life and health insurance, and other employee benefit plan, agreement, arrangement or commitment, which is maintained, contributed to (including arrangements that involve merely forwarding employee payroll deductions) or required to be contributed to by the Company, any of its Subsidiaries or ERISA Affiliates or with respect to which the Company, any of its Subsidiaries or ERISA Affiliates may have any liability (all of which are hereinafter referred to as the "Benefit Plans"). Neither the Company, nor any of its Subsidiaries or any ERISA Affiliates has any formal commitment, or intention communicated to employees, to create any additional Benefit Plan or make any material amendment or modification to any existing Benefit Plan.

          (b)   With respect to each of the Benefit Plans, the Company has delivered to the Prior Purchasers true, correct and complete copies of each of the following documents, if applicable: (i) all plan documents (including all amendments and modifications thereof) and in the case of binding oral Benefit Plans, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent audited financial statements and actuarial valuation reports, as applicable; (v) for the last three years, all correspondence with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and any other Governmental Authority regarding the operation or the administration of any Benefit Plan; and (vi) any Form 5310 or Form 5330 filed with the Internal Revenue Service.

          (c)   Each Benefit Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Requirements of Law including, but not limited to, ERISA and the Code. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code and each related trust which is intended to be qualified under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the Knowledge of the Company, there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified. There is no pending or, to the Knowledge of the Company, threatened audit by any Governmental Authority, litigation or other proceeding relating to any of the Benefit Plans, any fiduciary thereof or service provider thereto, nor, to the Knowledge of the Company, is there any reasonable basis for any of the foregoing to be initiated. No Claim with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened. The Company has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Benefit Plan to material Taxes or penalties imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No action has been taken with respect to any of the Benefit Plans to either terminate any of the Benefit Plans or to cause distributions, other than in the ordinary course of business to participants under such Benefit Plans.

          (d)   None of the Benefit Plans is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or is a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has at any time within the six-year period ending on the date hereof maintained or contributed to, and has not been obligated to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or such a multiemployer plan.

          (e)   Each Pension Plan that is not intended to be qualified under Section 401(a) of the Code is (i) exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA; and (ii) either (1) has complied and continues to comply with all reporting and disclosure requirements of Part 1 of Title I of ERISA, or (2) has satisfied the alternative method for such compliance set forth in 29 C.F.R. § 2520.104-23.

          (f)    All insurance premiums under any insurance policy related to a Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all liabilities and expenses of the Company in respect of any Benefit Plan for any period up to and including the Closing Date have been made, paid, or accrued and booked on or before the Closing Date, and, to the Knowledge of the Company, with respect to any such insurance policy or premium payment obligation, neither the Company nor any of its Subsidiaries or ERISA Affiliates is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability. There are no unfunded obligations under any Benefit Plan that are not fully reflected on the Financial Statements.

          (g)   Each Benefit Plan which is a "group health plan" within the meaning of Section 5000(b)(l) of the Code and Section 607(1) of ERISA has been administered in compliance with, and the Company and each of its Subsidiaries has otherwise complied in all respects with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

          (h)   No Benefit Plan is a Retiree Welfare Plan. To the Knowledge of the Company, no communications have been made to participants with respect to guaranteeing benefits under any Benefit Plan.

          (i)    The consummation of any of the transactions contemplated by the Transaction Documents will not, either alone or in combination with any other event (including but not limited to the termination of any individual's employment within a fixed period of time following such consummation) (x) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, (y) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant or (z) result in any payment which could constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j)    All persons to whom the Company or any of its Subsidiaries or ERISA Affiliates has made payments for the performance of services during the six-year period ending on the Closing Date have been properly classified as employees or non-employees for purposes of income and employment withholding Taxes and coverage under and participation in all of the Benefit Plans, and no individual who has performed services for the Company or any of its Subsidiaries or ERISA Affiliates has been improperly excluded from participation in any Benefit Plan. Neither the Company nor any of its Subsidiaries or ERISA Affiliates, has any liability with respect to any employee leased from another employer.

          (k)   The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act"), or any similar state or local law which remains unsatisfied.

        3.18 Title to Assets.    Except as set forth on Schedule 3.18, the Company and its Subsidiaries own and have good and marketable title to all of the properties, rights (including real property and rights under Contractual Obligations but excluding Intellectual Property (as defined below)) and assets used in the Business (collectively, the "Assets"), in each case free and clear of all Liens (other than Permitted Liens). The Assets are sufficient and adequate to conduct the Business (as currently conducted), in good operating condition and repair, ordinary wear and tear excepted, and are suitable for their intended use.

        3.19 Liabilities.    Except as set forth in Schedule 3.19, neither the Company nor any of its Subsidiaries has any direct or indirect obligation or liability, whether absolute, accrued, known, choate, contingent or otherwise (the "Liabilities"), other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements, (b) Liabilities not exceeding $200,000 in the aggregate incurred since June 30, 2005 in the ordinary course of business and (c) obligations under the executory portions of contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements. To the Knowledge of the Company there is no circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company or any of its Subsidiaries except in the ordinary course of business.

        3.20 Intellectual Property.

          (a)   (i) The Company and each of its Subsidiaries is the owner of all, or, has a valid written license (subject to the terms of the applicable license) with respect to, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights, and all rights to enforce the foregoing and collect damages related to such enforcement (collectively, "Intellectual Property") that are Used in connection with or related to the Business, free and clear of all Liens (other than Permitted Liens). For purposes of this Section 3.20, a "click-through" license, "click-wrap" license or "shrink-wrap" license shall be deemed to be a written license.

             (ii)  Schedule 3.20(a)(ii) sets forth (1) all registrations and applications for registration of the Intellectual Property and (2) all material unregistered Intellectual Property owned by the Company and each of its Subsidiaries. None of the Intellectual Property listed on Schedule 3.20(a)(ii) is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item. The Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or foreign Governmental Authority as, the sole owner of record for each application and registration listed in Schedule 3.20(a)(ii). All such items of Intellectual Property are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.

            (iii)  Schedule 3.20(a)(iii) sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company and each of its

    Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to Off-the-Shelf Software and Commercially Available Software. The Company and each of its Subsidiaries has substantially performed all obligations imposed upon it thereunder, and is not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a breach or default thereunder. All of the Intellectual Property licenses listed on Schedule 3.20(a)(iii) are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing Date except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

          (b)   To the Knowledge of the Company, other than as set forth on Schedule 3.20(b), none of the Intellectual Property, or products or services sold or licensed by the Company or any of its Subsidiaries to any Person, or the operation of the Business infringes upon or otherwise violates any Intellectual Property rights of others.

          (c)   Except as set forth on Schedule 3.20(c), no litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or Use the Intellectual Property presently sold or licensed to such Person or Used by the Company or any of its Subsidiaries.

          (d)   Except as set forth on Schedule 3.20(d), to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has taken (i) all necessary and desirable actions to maintain and protect each item of Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property. Each present or past employee, officer, consultant or any other Person who developed any part of any product of the Company or any of its Subsidiaries or any Intellectual Property that is or will be Used by the Company or any of its Subsidiaries has executed a valid and enforceable agreement with the Company or the applicable Subsidiary that conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person's employment or contract to the Company or the applicable Subsidiary, and contains confidentiality provisions protecting the Intellectual Property of the Company and each of its Subsidiaries. All material Intellectual Property of the Company has been (x) created by bona fide employees within the scope of employment of such employee, or (y) has been validly assigned to the Company or its subsidiaries, as applicable, by valid and enforceable written agreement. No current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any claim, right or interest to the Intellectual Property of the Company, and, to the Knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries is bound by or otherwise subject to any contract restricting such employee or consultant from performing his duties for the Company or in breach of any contract with any former employer or other Person concerning Intellectual Property or confidentiality.

          (e)   No former employer of any employee of the Company or any of its Subsidiaries, and no current or former client of any consultant of the Company or any of its Subsidiaries, has made a claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

          (f)    Except as set forth on Schedule 3.20(f), neither the Company nor any of its Subsidiaries is a party to or bound by any license or other agreement requiring the payment by such entity of any royalty payment in respect of Intellectual Property.

          (g)   To the Knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or any of its Subsidiaries or any prior employer.

          (h)   To the Knowledge of the Company, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed by the Company or any of its Subsidiaries to any Person other than employees, representatives and agents of the Company or its Subsidiaries, as applicable, except as required pursuant to the filing of a patent application by the Company or one of its Subsidiaries.

          (i)    It is not necessary for the business of the Company or any of its Subsidiaries to use any Intellectual Property owned by any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (or persons the Company or any of its Subsidiaries presently intends to hire). To the Knowledge of the Company, at no time during the conception or reduction to practice of any of the Intellectual Property of the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could adversely affect the rights of the Company to its Intellectual Property.

          (j)    Schedule 3.20(j) sets forth a true, correct and complete list and description of all Software Used by the Company or any of its Subsidiaries, other than Off-the-Shelf Software and Commercially Available Software. All such Software that is owned or was developed by or on behalf of the Company or any of its Subsidiaries performs in conformance with its documentation, is free from any material software defect and does not contain any Self-Help Mechanism or Unauthorized Code. No person has gained unauthorized access to the Software. The Company and its Subsidiaries have the source code for each material version of Software owned or developed by or on behalf of such entity and Used in the past two years, as well as all documentation therefor, sufficient to enable a software developer of reasonable skill to understand, debug, repair, revise, modify, enhance, compile, support and otherwise utilize the Software without reference to other sources of information. The source code for such owned or developed Software will compile into object code or is otherwise capable of being installed and operated, and once complied, installed and/or operated, as applicable, will comply with the representations and warranties set forth in this Section 3.20(j). None of the Software owned by, or developed by or for the benefit of, the Company or a Subsidiary contains or requires use of any "open source" code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or does or may require disclosure or licensing of any such Software or any other Intellectual Property owned by the Company or a Subsidiary.

          (k)   The transactions contemplated by the Transaction Documents will not result in: (i) the granting by the Company or any of their Subsidiaries of any rights or licenses to any Intellectual Property of the Company or any Subsidiary of the Company to any third party (including any covenant not to sue with respect to any Intellectual Property of the Company or any such Subsidiary) or (ii) the Company or any of its Subsidiaries being bound by any non-compete or other material restriction on the operation of any business of the Company or its Subsidiaries.

        3.21 Network Redundancy and Computer Back-up.    Except as set forth on Schedule 3.21,

          (a)   the server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third-party computer systems) used in the services networks of the Company and each of its Subsidiaries provide redundancy in accordance with best industry standards and practices; and

          (b)   the Company and each of its Subsidiaries has made back-ups of all material computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

        3.22 Privacy.    Except for information that may be submitted to the Company or any of its Subsidiaries by customers or third parties through email submissions, the Company and its Subsidiaries do not collect any information from customers or other parties through any website, including, without limitation, any personally identifiable information, IP addresses or quickstream information.

        3.23 Affiliate Transactions; Potential Conflicts of Interest.    Except as set forth on Schedule 3.23, no officer, director or stockholder who holds greater than 5% of the voting power of the Company or, to the Knowledge of the Company, no other stockholder of the Company or any of its Subsidiaries or spouse of any such officer, director or stockholder and no relative of such spouses or any officer, director or stockholder and no Affiliate of any of the foregoing (i) engages in business as a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries has used, or that the Company or any of its Subsidiaries will use, in the conduct of business; or (iv) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

        3.24 Outstanding Borrowing.    Schedule 3.24 sets forth the amount of all Indebtedness of the Company and all of its Subsidiaries, the Liens, if any, that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof. No Indebtedness is entitled to any voting rights in any matters voted upon by the holders of the Common Stock, the Preferred Stock or any other securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.24, no trade payable of the Company or any of its Subsidiaries is, or will be as of the Closing Date, more than 90 days past due.

        3.25 Suppliers and Customers.    Schedule 3.25 sets forth a true, correct and complete list, by dollar volume paid for the six (6) months ended on the June 30, 2005, the ten (10) largest customers of the Company, on a pro forma basis assuming the Acquisition and other acquisitions completed in 2005 had been completed on January 1, 2005. Except as set forth on Schedule 3.25, to the Knowledge of the Company (a) no person listed on Schedule 3.25within the last twelve months has threatened to cancel or otherwise terminate or intends to cancel or otherwise terminate, the relationship of such person with the Company or any of its Subsidiaries and (b) no such person has during the last twelve months decreased materially or threatened to decrease or limit materially, or to the Knowledge of the Company intends to modify materially its relationship with the Company or any of its Subsidiaries or intends to decrease or limit materially its usage or purchase of the services or products of the Company or any of its Subsidiaries. Within the twelve months immediately preceding the date hereof, neither the Company nor any Subsidiary has purchased an aggregate of $100,000 of goods or services from any other Person that is not, in the case of Persons providing services, an officer or employee of the Company.

        3.26 Insurance.    Schedule 3.26 lists all of the property and casualty insurance policies held by or on behalf of the Company or any of its Subsidiaries, with the policyholder effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect and cover all risks associated with the Business, the Company or its Subsidiaries customarily insured against in the industry in such amounts as are customary in the industry and adequate for the risks associated with the Business. None of such policies will terminate or lapse by reason of any transaction contemplated by any of the Transaction Documents. Neither the Company nor any of its Subsidiaries (nor the applicable policyholder) is in default with respect to any provision contained in any such policy or binder and neither the Company nor any of its Subsidiaries (nor the applicable policyholder) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion.

        3.27 Environmental Matters.    The Company and each of its Subsidiaries is in all material respects in compliance with all applicable Environmental Laws and, without limiting the foregoing, has not caused or permitted the release of a contaminant into the environment except in full compliance with Environmental Laws and all permits or authorizations required pursuant to Environmental Laws have been obtained, are valid and in full force and effect. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice or violation, investigation, proceeding or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws; and, to the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions, omissions or plans which could reasonably be expected to prevent material compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.

        3.28 Broker's, Finder's or Similar Fees.    Except as set forth on Schedule 3.28. there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with any of the transactions contemplated by any of the Transaction Documents based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

        3.29 Acquisition Agreements.

          (a)   The Purchaser acknowledges that the Acquisitions have been completed, and have been provided with copies of the Acquisition Agreement and related disclosure schedules, have reviewed such disclosure schedules and have had the opportunity to discuss such Acquisition Agreement with the Company, to ask questions and to receive answers regarding the same. The Purchaser agrees that the Disclosure Schedule delivered herewith shall be deemed to include the disclosures contained in the disclosure schedules to the Acquisition Agreements to the extent such disclosures are relevant to the representations and warranties contained herein.

          (b)   To the Knowledge of the Company, no party to the Acquisition Agreement is in breach of any Contractual Obligation arising under or relating to the Acquisition Agreement and all of the representations and warranties of the parties to the Acquisition Agreement made therein are, to the Knowledge of the Company, true and correct as of the date hereof. Neither the Company, nor any of its Subsidiaries, has waived or otherwise elected not to enforce any Contractual Obligation arising under or relating to the Acquisition Agreement that directly or indirectly benefits the Company or any of its Subsidiaries. The Company has heretofore delivered to, or caused to be delivered to, the Purchaser a true, correct and complete copy of the Acquisition Agreement, including all modifications, amendments and supplements thereto.

          (c)   To the Knowledge of the Company, no party to any Prior Acquisition Agreement is in breach of any Contractual Obligation arising under or relating to a Prior Acquisition Agreement and all of the representations and warranties of the parties to the Prior Acquisition Agreement made therein were, as of the date of the Prior Agreements, true and correct. The Company has not waived or otherwise elected not to enforce any Contractual Obligation arising under or relating to any Prior Acquisition Agreement that directly or indirectly benefits the Company or any of its Subsidiaries. The Company has heretofore delivered to, or caused to be delivered to, the Purchaser true, correct and complete copies of the Prior Acquisition Agreements, including all modifications, amendments and supplements thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants, severally (with respect to itself) and not jointly, to the Company as follows:

        4.1   Existence and Power.    Such Purchaser (a) is duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

        4.2   Authorization; No Contravention.    The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

        4.3   Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Stock) by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

        4.4   Binding Effect.    This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by such Purchaser, and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

        4.5   Purchase for Own Account.    The Purchased Stock to be acquired by the Purchaser pursuant to this Agreement is being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state thereof, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such

Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Purchased Stock, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Stock and Common Stock issuable upon conversion of the Purchased Stock to the following effect:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT "), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

  THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE INVESTOR RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE INVESTOR RIGHTS AGREEMENT.

        4.6   Accredited Investor.    Such Purchaser is an "accredited investor" as defined in Section 2(a)15 of the Securities Act and Rule 215 thereunder and in Rule 501(a) of Regulation D thereunder.

        4.7   Restricted Securities.    Such Purchaser understands that the Purchased Stock will not be registered at the time of its issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

        4.8   Broker's, Finder's or Similar Fees.    There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

ARTICLE V

CONDITIONS PRECEDENT TO THE
OBLIGATION OF THE PURCHASER TO CLOSE

        The obligation of each Purchaser to purchase the Purchased Stock, to pay the purchase price therefor and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, such Purchaser of the following conditions on or before the Closing Date.

        5.1   Waiver of Anti-Dilution Adjustments.    All holders of any and all Stock Equivalents of the Company shall have duly and validly waived in writing, by a binding agreement (acceptable in all respects by counsel to the Purchaser), any and all anti-dilution adjustments that would adjust the conversion price of such Stock Equivalents or adjust the number of shares of Common Stock into which such Stock Equivalents are exercisable as a result of the consummation of the transactions contemplated by the Transaction Documents and the adjustment of the conversion price of the Series 2 Preferred Stock in accordance with the terms of the Series 2 Preferred Stock or the Recapitalization Price of the Series 3 Preferred Stock contemplated by the Amended and restated Certificate of

Incorporation (including, without limitation, in connection with a Recapitalization (as defined in the Amended and Restated Certificate of Incorporation) or an IPO); provided, however, that the foregoing condition may be satisfied only with respect to the holders of shares of Series 1 Preferred (but not with respect to any holder of shares of Series 2 Preferred or any other Stock Equivalent of the Company) by consent to the filing of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware.

        5.2   Filing of the Amended and Restated Certificate of Incorporation.    The Amended and Restated Certificate of Incorporation shall have been duly adopted by the Company and duly filed in accordance with the General Corporation Law of the State of Delaware, and a certificate of amendment shall have been delivered by the Secretary of State of the State of Delaware in form and substance satisfactory to the Purchaser.

        5.3   Secretary's Certificate.    The Purchaser shall have received from the Company's Secretary, a certificate having attached thereto (i) the Company's Bylaws as in effect at the time of the Closing, (ii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby and (iii) resolutions approved by the Company's stockholders authorizing the filing of the Amended and Restated Certificate of Incorporation.

        5.4   Purchased Stock.    The Company shall have delivered to each Purchaser certificates in definitive form representing the number of shares of Purchased Stock purchased by such Purchaser, registered in the name of each of such Purchaser.

        5.5   Investor Rights Agreement.    The Company and the other parties thereto shall have duly executed and delivered the Investor Rights Agreement.

        5.6   Representations and Warranties.    The representations and warranties of the Company shall be true and correct as of the Closing Date.

        5.7   Completion of Acquisition.    Each Purchaser shall be satisfied that the Acquisition shall occur on the Closing Date immediately following the Closing on terms and conditions reasonably acceptable to each such Purchaser.

        5.8   Opinion of Counsel.    Such Purchaser shall have received an opinion of counsel to the Company, dated the Closing Date, relating to the transactions contemplated by or referred to in this Agreement and the Investor Rights Agreement, substantially in the form attached hereto as Exhibit E.

        5.9   Good Standing Certificates.    The Company shall have delivered to such Purchaser as of the Closing Date, good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation or amalgamation, as the case may be.

        5.10 Consents and Approvals.    All necessary consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law shall have been obtained by the Company and each of its Subsidiaries and be in full force and effect, and no condition or action shall have been imposed or threatened in connection with obtaining such consents that would adversely affect the Company, its Subsidiaries or the Business.

        5.11 Election to Board of Directors.    Michael Marocco shall have been designated to the Board of Directors and the Company shall have entered into an indemnification agreement with Michael Marocco on substantially the same terms as the indemnification agreements with the other directors.

        5.12 Insurance.    The Company shall have obtained a directors' liability insurance policy in form and substance reasonably satisfactory to such Purchaser.

        5.13 Noncompetes.    Susan Dalton, Jeanette McClellan and Rebecca Weiss shall have entered into noncompetition agreements enforceable under the laws of the State of Colorado and reasonably acceptable to the Purchaser.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION
OF THE COMPANY TO CLOSE

        The obligation of the Company to issue and sell the Purchased Stock and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

        6.1   Payment of Purchase Price.    The Purchaser shall have delivered the aggregate purchase price to the Company for the Purchased Stock to be purchased by the Purchaser.

        6.2   Investor Rights Agreement.    The Purchaser shall have duly executed and delivered the Investor Rights Agreement.

        6.3   Representations and Warranties.    The representations and warranties of each Purchaser shall be true and correct in all material respects as of the Closing Date.

        6.4   Consents and Approvals.    All necessary consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law shall have been obtained by the Company and each of its Subsidiaries and be in full force and effect, and no condition or action shall have been imposed or threatened in connection with obtaining such consents that would adversely affect the Company, its Subsidiaries or the Business.

ARTICLE VII

INDEMNIFICATION

        7.1   Indemnification.

          (a)   The Company (the "Company Indemnifying Party") agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates, (who at the option of the Purchaser, may include the Company) and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, a "Purchaser Indemnified Party" and, together, the "Purchaser Indemnified Parties") to the fullest extent permitted by law from and against any and all losses, Claims, (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Purchaser Indemnified Party in any action between the Company Indemnifying Party and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or arising out of (i) any breach of any representation or warranty by the Company or (ii) any breach of any covenant or agreement by the Company, in each case, in either this Agreement or the Investor Rights Agreement; provided that, the Company Indemnifying Party shall not be liable under this Section 7.1 to a Purchaser Indemnified Party to the extent that it is judicially determined that such Losses resulted primarily from the willful misconduct or gross negligence of such Purchaser Indemnified Party. The amount of any payment to any Purchaser Indemnified Party herewith in respect of any Loss shall be increased by the amount of the Purchaser's pro rata share of the diminution in value of the Company relating to the payment of the amount of such Loss to the Purchaser. The Company Indemnifying Party shall not be obligated to pay any amounts in respect of indemnification obligations under Section 7.1(a)(i), except those based upon or arising from Section 3.7, (the "Basket Exclusion"), unless and until the aggregate amount of all Losses equals $50,000, after which time the Company Indemnifying Party shall be obligated to pay in full the amount of all Losses in excess of $50,000.

          (b)   The Purchaser (the "Purchaser Indemnifying Parties" and referred to collectively herein with the Company Indemnifying Parties as the "Indemnifying Parties") agree to indemnify, defend and hold harmless the Company and its officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, a "Company Indemnified Party" and referred to collectively herein with the Purchaser Indemnified Parties as the "Indemnified Parties") to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Purchaser in this Agreement or the Investor Rights Agreement; provided that, the Purchaser Indemnifying Parties shall not be liable under this Section 7.1 to a Company Indemnified Party to the extent that it is judicially determined that such Losses resulted primarily from the willful misconduct or gross negligence of such Company Indemnified Party.

          (c)   In connection with the obligation of any Indemnifying Party to indemnify for expenses as set forth in this Section 7.1, such Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted from the gross negligence, bad faith, or willful misconduct of such Indemnified Party.

          (d)   The parties hereto shall treat, for all Tax purposes, any indemnity payment made pursuant to this Article VII as an adjustment to the purchase price paid for the Purchased Stock.

        7.2   Notification.    Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission or delay of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article VII unless, and only to the extent that, such omission or delay results in such Indemnifying Party's forfeiture of substantive rights or defenses or otherwise materially prejudices such Indemnifying Party's defense of such Claim. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment, upon written confirmation that such Indemnifying Party agrees to indemnify the Indemnified Party for any Losses arising out of or in connection with such Claim; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Parties or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Parties (i) shall not be liable for the fees and expenses of more than one counsel to the Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the

Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

        7.3   Contribution.    If the indemnification provided for in this Article VII from an Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses for which such Indemnified Party would otherwise be required to indemnify the Indemnified Party under this Article VII, then such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

ARTICLE VIII

AFFIRMATIVE COVENANTS

        The Company hereby covenants and agrees with the Purchaser as follows:

        8.1   Reservation of Common Stock.    The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Series 3 Preferred, as provided in the Amended and Restated Certificate of Incorporation, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion (assuming for purposes of this Section 8.1 that the Company shall not effect an IPO at an IPO Price of less than $4.00). Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Amended and Restated Certificate of Incorporation, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Amended and Restated Certificate of Incorporation, and otherwise comply with the terms hereof and thereof.

        8.2   Insurance.    The Company and each of its Subsidiaries shall maintain insurance with insurance companies or associations with a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use) in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to its locations. The Company shall use reasonable commercial efforts to maintain a directors' liability insurance policy that is reasonably acceptable to the Purchaser.

        8.3   Books and Records.    The Company and each of its Subsidiaries shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets of the Company, each of its Subsidiaries and the Business in accordance with GAAP consistently applied.

ARTICLE IX

MISCELLANEOUS

        9.1   Survival of Representations and Warranties.    All representations, warranties and covenants made by the Company in or pursuant to this Agreement shall be considered to have been relied upon by the Purchaser and all representations, warranties and covenants made by the Purchaser in or pursuant to this Agreement shall be considered to have been relied upon by the Company. All covenants hereunder shall survive the Closing in accordance with their terms. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement (regardless of any investigation made by the Purchaser or on its behalf) for a period of thirty months from the Closing, except that: (a) the representations and warranties contained in Section 3.12 shall survive until the date that is 90 days after the expiration of the period during which any applicable Governmental Authority is entitled to assess or reassess or otherwise impose any Tax with respect to any matter relating to such representation or warranty; (b) the representations and warranties contained in Section 3.17 shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof; and (c) the representations and warranties contained in Sections 3.1, 3.4, 3.7, 4.1, 4.4, 4.5 and 4.6 and any representations and warranties which are incorrect or breached due to fraud shall survive for an unlimited period of time. All Losses shall be recoverable under Article VII to the extent notice thereof (or of any potential or threatened Claim or Loss) is delivered to the applicable Indemnifying Party prior to the expiration of the applicable survival period (regardless of whether such Loss or Claim is actually paid, incurred or settled thereafter).

        9.2   Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

Local Matters, Inc. 1221 Auraria Parkway Denver, Colorado 80202 Telecopier: (303) 572-1123 Attention: Chief Executive Officer

with a copy to:

Cooley Godward LLP 380 Interlocken Crescent Suite 900 Broomfield, Colorado 80021-8023 Telecopier: (720) 566-4099 Attention: Michael D. Stack, Esq.

(b)	if to the Purchaser, as set forth next to each Purchaser's name on Exhibit A.

with a copy to:

Kings Road Investments Ltd. c/o Polygon Investment Partners LP 598 Madison Avenue, 14th Floor New York, NY 10022 Attn: General Counsel Facsimile (212) 359-7301 Telephone (212) 359-7300

and to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Facsimile: 212-593-5955 Telephone: 212-756-2000 Attn: Eleazer N. Klein, Esq.

        All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 9.2 designate another address or Person for receipt of notices hereunder.

        9.3   Successors and Assigns; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchaser may assign any of its rights under this Agreement or the Investor Rights Agreement to any of its Affiliates. The Company may not assign any of its rights under this Agreement without the prior written consent of each of the Purchasers. Except as provided in Article IX, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

        9.4   Amendment and Waiver.

          (a)   No failure or delay on the part of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

          (b)   Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the parties hereto in any case shall entitle the parties hereto to any other or further notice or demand in similar or other circumstances.

        9.5   Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        9.6   GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        9.7   Jurisdiction.    Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought only in the courts of the State of New York or the United States of America located in New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 9.2, such service to become effective 10 days after such mailing.

        9.8   Severability.    If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

        9.9   Interpretation.    For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (ii) the word "or" is not exclusive and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

        9.10 Entire Agreement.    This Agreement, together with the Exhibits and Schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Exhibits and Schedules hereto, and the other Transaction Documents, supersede all prior agreements and understandings between the parties with respect to such subject matter.

        9.11 Reserved.

        9.12 Publicity; Confidentiality.    Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any public disclosure concerning this Agreement, the transactions contemplated hereby or the

Purchaser, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict the Purchaser from disclosing information (a) that is already publicly available, (b) that was known to the Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that, the Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and the Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (d) to the extent that the Purchaser reasonably believes it appropriate in order to protect its investment in the Purchased Stock in order to comply with any Requirement of Law, (e) to the Purchaser's or the Company's officers, directors, stockholders, advisors, employees, members, partners, controlling Persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by any of the Transaction Documents; provided, further, that nothing in this Agreement shall restrict any party from disclosing information (i) that is already publicly available, (ii) that was known to the Company on a non-confidential basis prior to its disclosure by the Company, (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation (provided that, the Company will use reasonable efforts to notify the Purchaser in advance of such disclosure so as to permit the Purchaser to seek a protective order or otherwise contest such disclosure, and the Company will use reasonable efforts to cooperate, at the expense of the Purchaser, with the Purchaser in pursuing any such protective order), (iv) to the Company's officers, directors, stockholders, advisors, employees, controlling Persons, auditors or counsel or (v) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by any of the Transaction Documents.

        9.13 Further Assurances.    Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Subscription Agreement on the date first written above.

LOCAL MATTERS, INC.

By:	/s/ PERRY EVANS
	Name:	Perry Evans
	Title:	President and Chief Executive Officer

KINGS ROAD INVESTMENTS LTD.

By:	/s/ BRANDON L. JONES
	Name:	Brandon L. Jones
	Title:	Authorized Signatory

EXHIBIT A

PURCHASERS

Exhibit A

PURCHASERS	PROPORTION OF STOCKHOLDING
Kings Road Investments Ltd. c/o Polygon Investment Partners LP 598 Madison Avenue, 14th Floor New York, NY 10022 Attn: Erik M.W. Caspersen and Brandon L. Jones Facsimile 212-359-7301 Telephone 212-359-7300	100.00%

Exh.A-3

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Exh. B-1

EXHIBIT C

[reserved]

Exh. C-1

EXHIBIT D

INVESTOR RIGHTS AGREEMENT

Exh. D-1

EXHIBIT E

OPINION OF COUNSEL

Exh. E-1

AMENDMENT NUMBER ONE
TO
STOCK PURCHASE AGREEMENT

        This Amendment Number One to Stock Purchase Agreement (the "Amendment") is made this 1st day of May, 2006 by and among Local Matters, Inc., a Delaware corporation, Shane Brinkerhoff, a resident of the State of Utah, Tyler Houston, a resident of the State of Utah, Dustin Moore, a resident of the State of Utah, and Aaron Bromagem, a resident of the State of Arizona.

RECITALS:

        A. Purchaser and Shareholders are parties to that certain Stock Purchase Agreement dated as of October 14, 2005 (the "Agreement").

        B. Purchaser and Shareholders desire to amend Section 1.7(d) of the Agreement as set forth hereinbelow.

        C. Capitalized terms used herein shall have the meanings assigned to them in the Agreement, unless otherwise defined herein.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Amendment of Agreement. Effective as of May 1, 2006, the Purchaser and the Shareholders agree to amend the Agreement as follows:

        Section 1.7(d) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

    Notwithstanding the foregoing provisions of this Section 1.7, the Purchaser shall have the irrevocable option, exercisable on or before October 31, 2006, to make a one-time cash payment of $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. Purchaser further agrees that, within five days of the closing of an IPO the closing of which occurs on or before October 31, 2006, it shall pay to the Shareholders $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. In the event that the closing of an IPO has not occurred as of October 31, 2006, the Purchaser shall thereafter have neither the right nor the obligation to discharge the payment obligations (if any) described in Section 1.7(b) above in the manner set forth in this Section 1.7(d).

        2.     Remaining Provisions in Full Force. Except as provided above, all other provisions of the Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or effect in any way the rights and obligations of the party arising under the Agreement prior to the date hereof.

Exh. E-2

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans, President and Chief Executive Officer
/s/ SHANE BRINKERHOFF Shane Brinkerhoff
/s/ TYLER HOUSTON Tyler Houston
/s/ DUSTIN MOORE Dustin Moore
/s/ AARON BROMAGEM Aaron Bromagem

Exh. E-3

AMENDMENT NUMBER ONE TO STOCK PURCHASE AGREEMENT

        This Amendment Number One to Stock Purchase Agreement (the "Amendment") is made this 1st day of May, 2006 by and among Local Matters, Inc., a Delaware corporation, Shane Brinkerhoff, a resident of the State of Utah, Tyler Houston, a resident of the State of Utah, Dustin Moore, a resident of the State of Utah, and Aaron Bromagem, a resident of the State of Arizona. RECITALS: A. Purchaser and Shareholders are parties to that certain Stock Purchase Agreement dated as of October 14, 2005 (the "Agreement").

        B. Purchaser and Shareholders desire to amend Section 1.7(d) of the Agreement as set forth hereinbelow.

        C. Capitalized terms used herein shall have the meanings assigned to them in the Agreement, unless otherwise defined herein.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Amendment of Agreement. Effective as of May 1, 2006, the Purchaser and the Shareholders agree to amend the Agreement as follows:

        Section 1.7(d) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

        Notwithstanding the foregoing provisions of this Section 1.7, the Purchaser shall have the irrevocable option, exercisable on or before October 31, 2006, to make a one-time cash payment of $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. Purchaser further agrees that, within five days of the closing of an IPO the closing of which occurs on or before October 31, 2006, it shall pay to the Shareholders $1,250,000 in full satisfaction of all amounts owing in connection with the contingent consideration described in Section 1.7(b) above. In the event that the closing of an IPO has not occurred as of October 31, 2006, the Purchaser shall thereafter have neither the right nor the obligation to discharge the payment obligations (if any) described in Section 1.7(b) above in the manner set forth in this Section 1.7(d).

2.
Remaining Provisions in Full Force. Except as provided above, all other provisions of the Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or effect in any way the rights and obligations of the party arising under the Agreement prior to the date hereof.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

        LOCAL MATTERS, INC. By: Perry Evans, President and Chief Executive Officer

        Shane Brinkerhoff

        Tyler Houston

        Dustin Moore

        Aaron Bromagem

2

QuickLinks

  Exhibit 10.12
Table of Contents
STOCK PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF SERIES 3 PREFERRED
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE V CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE
ARTICLE VII INDEMNIFICATION
ARTICLE VIII AFFIRMATIVE COVENANTS
ARTICLE IX MISCELLANEOUS
EXHIBIT A PURCHASERS
  Exhibit A
EXHIBIT B AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT C [reserved]
EXHIBIT D INVESTOR RIGHTS AGREEMENT
EXHIBIT E OPINION OF COUNSEL
AMENDMENT NUMBER ONE TO STOCK PURCHASE AGREEMENT